Exhibit 99.1

Nutanix Appoints Virginia Gambale to its Board of Directors

Experienced Board Member, Technology Practitioner and Investor Brings Leadership Experience in Disruptive Technologies to Nutanix Board

SAN JOSE, Calif. - June 4, 2020 - Nutanix (NASDAQ: NTNX), a leader in enterprise cloud computing, announced today that it has added Virginia Gambale to its board of directors and that Mike Scarpelli has resigned from the Nutanix board, with both changes effective June 3, 2020.
“Virginia’s innovative thinking, her experience in using technology to drive corporate strategy and her insight from her vast experience in serving on many diverse boards has already been invaluable to us as an advisor,” said Dheeraj Pandey, Co-founder and CEO of Nutanix. “I am excited to have her on our board and know that her insight and advice will help us in the next stage of our company’s evolution as we continually reinvent ourselves for the benefit of our customers. Separately, I would also like to thank Mike for his many years of service and leadership on the Nutanix board.”
Gambale is an experienced board member, technology advisor and investor with deep experience in financial services and business services. She is currently Managing Partner of Azimuth Partners LLC, a strategic advisory firm focused on the use of disruptive technologies to assist mid-market and large corporations in their growth. She serves and has served on over 20 public and private boards, including currently serving on the JetBlue, First Derivatives, Regis Corporation, and Virtu Financial boards, and previously serving on the Motive, Piper Jaffray, Workbrain, Synchronoss Technologies and IQ Financial boards. Prior to founding Azimuth Partners in 2003. Gambale held senior management positions at Merrill Lynch, Bankers Trust, Deutsche Bank and Marsh & McLennan. She was also the Head of Deutsche Bank Strategic Ventures, and subsequently a General Partner at Deutsche Bank Capital and ABS Ventures until founding Azimuth Partners. Her previous experience also includes tenure as a CIO at Bankers Trust Allen Brown and the Director of Investment Banking Technology at Merrill Lynch. Gambale has a B.S. Degree in Mathematics and Computer Science from the New York Institute of Technology.
“Nutanix is a leader with an enormous amount of potential and a mission to make hybrid and multi cloud easy. I’ve worked with Nutanix over the last few years and have observed that Dheeraj and the leadership team have always been willing to disrupt themselves to provide better solutions for their customers,” said Gambale. “I look forward to working with Nutanix as they continue to leverage their superior technology to help make IT simple and affordable through disruptive technology.”
About Nutanix
Nutanix is a global leader in cloud software and a pioneer in hyperconverged infrastructure solutions, making computing invisible anywhere. Organizations around the world use Nutanix software to leverage a single platform to manage any app at any location at any scale for their private, hybrid and multi-cloud environments. Learn more at www.nutanix.com or follow us on Twitter @nutanix.

© 2020 Nutanix, Inc. All rights reserved. Nutanix, the Nutanix logo, and all Nutanix product and service names mentioned herein are registered trademarks or trademarks of Nutanix, Inc. in the United States and other countries. All other brand names mentioned herein are for identification purposes only and may be the trademarks of their respective holder(s). This press release contains links to external websites that are not part of Nutanix.com. Nutanix does not control these sites and disclaims all responsibility for the content or accuracy of any external site. Our decision to link to an external site should not be considered an endorsement of any content on such a site.

# # #